Exhibit No. EX-99(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the  Registration  Statement on Form N-1A of Bridgeway  Funds,  Inc. and to the use of our report dated July 28, 2006 on the  financial  statements  and  financial  highlights as of and for the year ended  June  30,  2006  of  Aggressive  Investors  1,  Aggressive  Investors  2, Ultra-Small Company,  Ultra-Small Company Market,  Micro-Cap Limited,  Small-Cap Growth,  Small-Cap Value, Large-Cap Growth, Large-Cap Value, Blue Chip 35 Index, and  Balanced  Funds,  each a series of shares of  Bridgeway  Funds,  Inc.  Such financial  statements and financial  highlights appear in the 2006 Annual Report to  Shareholders  that is  incorporated  by  reference  into  the  Statement  of Additional Information.

/s/Briggs, Bunting & Dougherty, LLP
Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania
October 25, 2006